EXHIBIT 10.2

HERITAGE BANK

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made and entered into as of October 23, 2013, by and between HERITAGE BANK and BRYAN MCDONALD. As used in this Agreement, capitalized terms have the meanings set forth in Exhibit B.

RECITALS

A. Executive is currently employed by Washington Banking Company and Whidbey Island Bank (which is a wholly-owned subsidiary of Washington Banking Company).

B. Pursuant to an Agreement and Plan of Merger, dated as of October 23, 2013, by and between Heritage Financial Corporation and Washington Banking Company (the “Merger Agreement”), Washington Banking Company will be merged with and into Heritage Financial Corporation and Whidbey Island Bank will be merged with and into Heritage Bank (the “Merger”).

C. The Company is a wholly-owned subsidiary of Heritage Financial Corporation.

D. In connection with, and contingent upon the consummation of, the Merger, the Parties desire to sign this Agreement as of the date written in the first paragraph of this Agreement, to be effective as of the Effective Date and, to the extent provided herein, to have this Agreement supersede all Prior Employment Agreements, and to have any such Prior Employment Agreements become null and void as of the Effective Date.

AGREEMENT

In consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree as follows:

1. Employment Period. The Company shall employ Executive during the Employment Period and Executive shall remain in the employ of the Company and provide services to the Company during the Employment Period in accordance with the terms of this Agreement. The “Employment Period” shall be the period beginning on the Effective Date and ending on June 30, 2016, unless sooner terminated as provided herein. The Employment Period shall be extended automatically for one additional year beginning on July 1, 2015 and on each July 1 thereafter unless either Party notifies the other Party, by written notice delivered no later than 90 days prior to such July 1, that the Employment Period shall not be extended for an additional year. Notwithstanding any provision of this Agreement to the contrary, if a Change in Control occurs during the Employment Period, this Agreement shall remain in effect for the two-year period immediately following the Change in Control and shall then terminate.

2. Duties. During the Employment Period, Executive shall devote Executive’s full business time, energy and talent to serving as Executive Vice President & Chief Lending Officer of the Company, subject to the direction of the President & Chief Operating Officer of the Company. Executive shall perform all such duties faithfully and efficiently. Executive shall perform the duties required by this Agreement at the Company’s principal location in Burlington, WA and, subsequent to Executive’s relocation, such other facility of the Company, as determined by the Parties, unless the nature of such duties requires otherwise. Notwithstanding the foregoing provisions of this Section 2, during the Employment Period, Executive may devote reasonable time to activities other than those required under this Agreement, to the extent such activities do not, in the judgment of the Chief Executive Officer of the Company or the Board, inhibit, prohibit, interfere with, or conflict with Executive’s duties under this Agreement or conflict in any material way with the business of the Company or an Affiliate; provided, however, that Executive shall not serve on the board of directors of any business (other than the Company or an Affiliate) or hold any other position with any business without receiving the prior written consent of the Board.

3. Compensation and Benefits. During the Employment Period, while Executive is employed by the Company, the Company shall compensate Executive for Executive’s services as follows:

(a) Executive shall be paid a base salary at an annual rate of $250,000 (the “Annual Base Salary”), which shall be payable in accordance with the normal payroll practices of the Company then in effect. Each year during the Employment Period, Executive’s Annual Base Salary shall be reviewed by the Board to determine if any increase (but not decrease) is appropriate, with any such increase to be effective as of July 1 of the year of such adjustment.

(b) Executive shall be eligible to receive performance-based annual incentive bonuses (each, the “Incentive Bonus”) from the Company for each fiscal year ending during the Employment Period. Incentive Bonuses shall be established and determined in accordance with the Company’s annual cash incentive plan, as may be in effect from time to time, or otherwise as determined by the Board, provided that Executive’s initial Target Bonus shall be 30% of Annual Base Salary, subject at all times to the absolute discretion of the Heritage Financial Corporation Board. Any Incentive Bonus shall be paid to Executive no later than two and one-half months after the close of the year in which it is earned, provided that any Incentive Bonus shall not be considered earned until the Board has made all determinations and taken all actions necessary to establish such Incentive Bonus.

(c) Executive shall be eligible to participate, subject to the terms thereof, in all incentive plans of the Company as may be in effect from time to time with respect to senior executives employed by the Company, on as favorable a basis as other similarly situated and performing executives (excluding participation in any non-qualified retirement or deferred compensation programs, unless specifically selected for participation by the Company), provided that Executive’s initial target equity compensation plan award shall be 25% of Annual Base Salary, subject at all times to the absolute discretion of the Heritage Financial Corporation Board. During the Employment Period, Executive and Executive’s dependents, as the case may be, shall be eligible to participate, subject to the terms thereof, in all tax-qualified retirement and

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similar benefit plans and all medical, dental, disability, group and executive life, accidental death and travel accident insurance, and other similar welfare benefit plans of the Company as may be in effect from time to time with respect to senior executives employed by the Company, on as favorable a basis as other similarly situated and performing executives. Notwithstanding anything in this Agreement to the contrary, Executive’s eligibility to participate in legacy benefit plans or programs of Washington Banking Company or Whidbey Island Bank following the Effective Date in accordance with the Merger Agreement shall be deemed to satisfy the obligations of the Company under this Section 3(c).

(d) Executive shall be entitled to a one-time grant of restricted stock with a grant date fair value of $50,000, subject to the Company’s standard award agreement and terms.

(e) Executive shall be entitled to a special bonus in the amount of $250,000, to be paid in equal installments over a period of 24 months, provided Executive remains employed by the Company through each scheduled payment date, where unpaid amounts shall not be payable to Executive following a termination of employment for any reason. Payments may be made by the Company on a monthly basis or in accordance with the normal payroll practices of the Company then in effect.

(f) Executive shall be entitled to accrue paid vacation in accordance with and subject to the Company’s vacation programs and policies as may be in effect from time to time, which currently provides that the maximum amount of paid vacation Executive may accrue in any calendar year shall be 20 days.

(g) Executive shall be eligible to be reimbursed by the Company, on terms that are substantially similar to those that apply to other similarly situated and performing executives employed by the Company, for reasonable out-of-pocket expenses for entertainment, travel, meals, lodging, and similar items that are consistent with the Company’s expense reimbursement policy and that are actually incurred by Executive in the promotion of the Company’s business.

(h) The Company shall reimburse Executive for up to $75,000 of relocation expenses actually incurred by Executive during the 42-month period beginning on the Effective Date associated with relocating Executive’s residence to Olympia, Washington (or other location approved in advance by the Company) to commence employment with the Company, including moving expenses and closing costs. Such amounts will be grossed-up for Federal, Washington State and employment taxes via a single iteration calculation.

(i) The Company shall provide Executive a housing allowance of $2,000 per month first starting following executive’s leasing of an apartment in Olympia, WA, and for a period not to exceed the second Anniversary of the Effective Date. Such amounts shall be treated as additional wages.

(j) Executive shall be provided an automobile for Executive’s business use. The automobile provided shall be determined by the Board or its delegate in its sole discretion, taking into account the reasonable preferences of Executive and Executive’s positions with the Company. The Company reserves the right to substitute a car allowance policy in lieu of providing a Company owned automobile, provided such policy or program provides similar, but not necessarily exact, economic benefit to Executive.

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(k) Executive shall be reimbursed for legal fees in excess of $2,500 and not in excess of $5,000 actually incurred by Executive in the review and negotiation of this Agreement. Such amount shall be paid by the Company within 30 days of receipt of an invoice for such fees.

4. Rights upon Termination. This Agreement and Executive’s employment under this Agreement may be terminated for any of the reasons described in this Section 4. Executive’s right to benefits, if any, for periods after the Termination Date shall be determined in accordance with this Section 4:

(a) Minimum Benefits. If the Termination Date occurs during the Employment Period for any reason, Executive shall be entitled to the Minimum Benefits, in addition to any other benefits to which Executive may be entitled under the following provisions of this Section 4 or the express terms of any employee benefit plan or as required by law. Any benefits to be provided to Executive pursuant to this Section 4(a) shall be provided within 30 days after the Termination Date; provided, however, that any benefits, incentives or awards payable as described in Section 4(h) shall be provided in accordance with the terms of the applicable plan, program or arrangement. Except as may expressly be provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring Executive to be treated as employed by the Company or any Affiliate following the Termination Date for purposes of any plan, program, or arrangement.

(b) Termination for Cause, Death, Disability, Voluntary Resignation, or Non-Renewal. If the Termination Date occurs during the Employment Period and is a result of a Termination for Cause, Executive’s death or Disability, or a termination by Executive other than for Good Reason, or if this Agreement expires due to notice of non-renewal by either Party as provided under Section 1 or at the end of a Covered Period, then, other than the Minimum Benefits, Executive shall have no right to benefits under this Agreement (and the Company and its Affiliates shall have no obligation to provide any such benefits) for periods after the Termination Date.

(c) Termination other than for Cause or Termination for Good Reason. If Executive’s employment is subject to a Termination other than during a Covered Period, and other than during the 12-month period beginning on the Effective Date, then, in addition to the Minimum Benefits, the Company shall provide Executive the following benefits:

(i) On the first regularly-scheduled payroll date following the 45th day following the Termination Date, Executive shall commence receiving the Severance Amount (less any amount described in Section 4(c)(ii)), with such amount to be paid in 24 substantially equal monthly installments, with each successive payment being due on the monthly anniversary of the Termination Date, or the next regularly scheduled payroll date following such dates.

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(ii) To the extent any portion of the Severance Amount exceeds the “safe harbor” amount described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), Executive shall receive such portion of the Severance Amount that exceeds the “safe harbor” amount in a single lump sum payment payable on the first regularly-scheduled payroll date following the 45th day following the Termination Date.

(iii) Executive (and Executive’s dependents, as may be applicable) shall be entitled to the benefits described in Section 4(f).

(iv) Any equity awards granted to Executive by the Company that are subject to vesting, performance, or target requirements shall be treated as having satisfied such vesting, performance, and target requirements.

(d) Termination upon a Change in Control. If Executive’s employment is subject to a Termination during a Covered Period, then, in addition to Minimum Benefits, the Company shall provide Executive the following benefits:

(i) On the 45th day following the Termination Date, the Company shall pay Executive a lump sum payment in an amount equal to the Severance Amount.

(ii) Executive (and Executive’s dependents, as may be applicable) shall be entitled to the benefits provided in Section 4(f).

(iii) Any equity awards granted to Executive by the Company that are subject to vesting, performance, or target requirements shall be treated as having satisfied such vesting, performance, and target requirements.

(e) Termination within 12 Months of the Effective Date. If Executive’s employment is subject to a Termination during the 12-month period beginning on the Effective Date, and other than during a Covered Period, then, in addition to Minimum Benefits, on the 45th day following the Termination Date, the Company shall pay Executive a lump sum payment in an amount equal to the Severance Amount.

(f) Medical and Dental Benefits. If Executive’s employment is subject to a Termination, then to the extent that Executive or any of Executive’s dependents may be covered under the terms of any medical or dental plans of the Company (or an Affiliate) for active employees immediately prior to the Termination Date, then, provided Executive is eligible for and elects coverage under the health care continuation rules of COBRA, the Company shall provide Executive and those dependents with coverage equivalent to the coverage in effect immediately prior to the Termination. For a period of 12 months (18 months for a Termination during a Covered Period), Executive shall be required to pay the same amount as Executive would pay if Executive continued in employment with the Company during such period and thereafter Executive shall be responsible for the full cost of such continued coverage; provided, however, that such coverage shall be provided only to the extent that it does not result in any additional tax or other penalty being imposed on the Company (or an Affiliate) or violate any nondiscrimination requirements then applicable with respect to the applicable plans. The coverages under this Section 4(f) may be procured directly by the Company (or an Affiliate, if appropriate) apart from, and outside of the terms of the respective plans, provided that Executive and Executive’s dependents comply with all of the terms of the substitute medical or dental

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plans, and provided, further, that the cost to the Company and its Affiliates shall not exceed the cost for continued COBRA coverage under the Company’s (or an Affiliate’s) plans, as set forth in the immediately preceding sentence. In the event Executive or any of Executive’s dependents is or becomes eligible for coverage under the terms of any other medical and/or dental plan of a subsequent employer with plan benefits that are comparable to Company (or Affiliate) plan benefits, the Company’s and its Affiliates’ obligations under this Section 4(f) shall cease with respect to the eligible Executive and/or dependent. Executive and Executive’s dependents must notify the Company of any subsequent employment and provide information regarding medical and/or dental coverage available.

(g) Golden Parachute Payment Adjustment.

(i) If the value of any payment or other benefit Executive would receive (the “Benefit”) would (A) constitute a “parachute payment” within the meaning of Code Section 280G, and (B) but for this sentence, be subject to the Excise Tax, then the Benefit shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (1) the largest portion of the Benefit that would result in no portion of the Benefit being subject to the Excise Tax or (2) the largest portion, up to and including the total, of the Benefit, whichever amount, after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Benefit notwithstanding that all or some portion of the Benefit may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Benefit equals the Reduced Amount, reduction shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to the Company’s approval if made on or after the date on which the event that triggers the Benefit occurs and to the extent that such election does not violate Code Section 409A): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that accelerated vesting of stock awards is to be reduced, such accelerated vesting shall be cancelled in the reverse order of the grant date of Executive’s stock awards unless Executive elects in writing a different order for cancellation.

(ii) The accounting firm engaged by the Company for general audit purposes shall perform any calculations necessary in connection with this Section 4(g). The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(iii) The accounting firm engaged to make the determinations under this Section 4(g) shall provide its calculations, together with detailed supporting documentation, to Executive and the Company within 15 calendar days after the date on which Executive’s right to a Benefit is triggered (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Benefit, it shall furnish Executive and the Company with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Benefit. Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon Executive and the Company, except as set forth below.

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(iv) If, notwithstanding any reduction described in this Section 4(g), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then Executive shall be obligated to pay back to the Company, within 30 days after a final IRS determination, or, in the event Executive challenges the final IRS determination, within 30 days after a final judicial determination, a portion of the payment equal to the Repayment Amount. The “Repayment Amount” with respect to the payment of benefits shall be the smallest amount, if any, required to be paid to the Company so that Executive’s net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) are maximized. The Repayment Amount with respect to the payment of benefits shall be $0 if a Repayment Amount of more than $0 would not result in Executive’s net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this Section 4(g), Executive shall pay the Excise Tax.

(v) Notwithstanding any other provision of this Section 4(g), if (A) there is a reduction in the payment of benefits as described in this Section 4(g), (B) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive’s net after-tax proceeds (calculated as if Executive’s benefits had not previously been reduced), and (C) Executive pays the Excise Tax, then the Company shall pay to Executive those benefits that were reduced pursuant to Section 4(g) contemporaneously or as soon as administratively possible after Executive pays the Excise Tax so that Executive’s net after-tax proceeds with respect to the payment of benefits is maximized.

(h) Other Benefits.

(i) Executive’s rights following a termination of employment with the Company and its Affiliates for any reason with respect to any benefits, incentives, or awards provided to Executive pursuant to the terms of any plan, program, or arrangement sponsored or maintained by the Company or its Affiliates, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms of such plan, program, or arrangement and this Agreement shall have no effect upon such terms except as specifically provided herein.

(ii) Except as specifically provided herein, the Company and its Affiliates shall have no further obligations to Executive under this Agreement following Executive’s termination of employment for any reason.

(i) Removal from any Boards and Positions. Upon Executive’s termination of employment for any reason under this Agreement, Executive shall be deemed to resign (i) if a member, from the Board and the board of directors of any Affiliate and any other board to which Executive has been appointed or nominated by or on behalf of the Company or an Affiliate, (ii) from each position with the Company and any Affiliate, including as an officer of the Company or an Affiliate and (iii) as a fiduciary of any employee benefit plan of the Company and any Affiliate.

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(j) Regulatory Suspension and Termination.

(i) If Executive is suspended or temporarily prohibited from participating in the conduct of the affairs of the Company or an Affiliate by a notice served under Section 8(e) or 8(g) of the FDIA, or pursuant to Section 30.12.040 of the Revised Code of Washington, all obligations of the Company and its Affiliates under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings; if the charges in such notice are dismissed, the Company may in its discretion (A) pay Executive all or part of the compensation withheld while its and its Affiliates’ obligations under this Agreement were suspended and (B) reinstate in whole or in part any of its and its Affiliates’ obligations that were suspended, all in accordance with Code Section 409A.

(ii) If Executive is removed or permanently prohibited from participating in the conduct of the affairs of the Company or an Affiliate by an order issued under Section 8(e) or 8(g) of the FDIA, or pursuant to Section 30.12.040 of the Revised Code of Washington, all obligations of the Company and its Affiliates under this Agreement shall terminate as of the effective date of the order, provided that this Section 4(j) shall not affect any vested rights of the Parties.

(iii) If the Company is in default as defined in Section 3(x) of the FDIA, all obligations of the Company under this Agreement shall terminate as of the date of default, provided that this Section 4(j) shall not affect any vested rights of the Parties.

(iv) All obligations of the Company under this Agreement shall be terminated, except to the extent determined by the FDIC that continuation of this Agreement is necessary for the continued operation of the institution, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Company under the authority contained in Section 13(c) of the FDIA, or when the Company is determined by the FDIC to be in an unsafe or unsound condition, provided that this Section 4(j) shall not affect any vested rights of the Parties.

(v) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA.

5. Release. Notwithstanding any provision of this Agreement to the contrary, no benefits owed to Executive under
Section 4(c), 4(d), 4(e), or 4(f) (other than the Minimum Benefits) shall be provided to Executive unless Executive executes (without subsequent revocation) and delivers to the Company a Release within 21 days (or such longer period to the extent required by applicable law) following the Termination Date.

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6. Restrictive Covenants. Executive acknowledges that Executive has been and will continue to be provided intimate knowledge of the business practices, trade secrets, and other confidential and proprietary information of the Company and its Affiliates (including the Confidential Information), which, if exploited by Executive, would seriously, adversely, and irreparably affect the interests of the Company and its Affiliates and the ability of each to continue its business and therefore hereby agrees to be bound by the restrictive covenants contained in Exhibit A, attached hereto.

7. No Set-Off; No Mitigation. Except as provided herein, the Company’s obligation to provide benefits under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense, or other right the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

8. Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to the Company, Heritage Bank; Attention: President, Heritage Financial Corporation; 201 Fifth Avenue S.W.; Olympia, Washington 98501; and if to Executive, to Executive’s most recent address in the Company’s records; or, in each respective case, to such other address as either Party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.

9. Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Washington applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction.

10. Mandatory Arbitration. If any dispute or controversy arises under or in connection with this Agreement, and such dispute or controversy cannot be settled through negotiation, the Parties shall first try in good faith to settle the dispute or controversy by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures. If such mediation is not successful, the dispute or controversy shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding the foregoing, the Company may resort to the Superior Court of Thurston County, Washington for injunctive and such other relief as may be available in the event that the Employee engages in conduct, after termination of this Agreement, that amounts to a violation of the Washington Trade Secrets Act or amounts to unlawful interference with the business expectations of the Company or its Affiliates. The FDIC may appear at any arbitration hearing but any decision made thereunder shall not be binding on the FDIC.

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11. Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements, and arrangements with respect thereto, whether written or oral. The Agreement also supersedes all prior negotiations, undertakings, agreements, and arrangements between Executive and Washington Banking Company and/or Whidbey Island Bank with respect to the subject matter hereof, whether written or oral. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and such scope may be judicially modified accordingly.

12. Withholding of Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city and other taxes as may be required pursuant to any law, governmental regulation, or ruling.

13. No Assignment. Executive’s rights to receive benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest, or otherwise, other than a transfer by will or by the laws of descent or distribution. In the event of any attempted assignment or transfer contrary to this Section 13, the Company and its Affiliates shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

14. Successors. This Agreement shall be binding upon and inure to the benefit of the Company, its successors, and assigns.

15. Legal Fees. In the event that either Party commences mediation, arbitration, or litigation to enforce or protect such Party’s rights in accordance with and under this Agreement, the prevailing Party in any such action shall be entitled to recover reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other costs relating to such action, in addition to all other entitled relief, including damages and injunctive relief.

16. Amendment. This Agreement may not be amended or modified except by written agreement signed by the Parties.

17. Code Section 409A.

(a) To the extent any provision of this Agreement or action by the Company would subject Executive to liability for interest or additional taxes under Code Section 409A, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Company. It is intended that this Agreement will comply with Code Section 409A, and this Agreement shall be administered accordingly and interpreted and construed on a basis consistent with such intent. Notwithstanding any provision of this Agreement to the contrary, no termination or similar payments or benefits shall be payable hereunder on account of Executive’s termination of employment unless such termination constitutes a “separation from service”

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within the meaning of Code Section 409A. For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv). This Agreement may be amended to the extent necessary (including retroactively) by the Company to avoid the application of taxes or interest under Code Section 409A, while maintaining to the maximum extent practicable the original intent of this Agreement. This Section 17 shall not be construed as a guarantee of any particular tax effect for Executive’s benefits under this Agreement and the Company does not guarantee that any such benefits will satisfy the provisions of Code Section 409A.

(b) Notwithstanding any provision of this Agreement to the contrary, if Executive is determined to be a Specified Employee as of the Termination Date, then, to the extent required pursuant to Code Section 409A, payments due under this Agreement that are deemed to be deferred compensation shall be subject to a six-month delay following the Termination Date; and all delayed payments shall be accumulated and paid in a lump-sum payment as of the first day of the seventh month following the Termination Date (or, if earlier, as of Executive’s death), with all such delayed payments being credited with interest (compounded monthly) for this period of delay equal to the prime rate in effect on the first day of such six-month period (based on the prime rate as reflected in the Wall Street Journal). Any portion of the benefits hereunder that were not otherwise due to be paid during the six-month period following the Termination Date shall be paid to Executive in accordance with the payment schedule established herein.

18. Scope of Company and Affiliate Obligations. Although the Company and its Affiliates may have jointly obligated themselves to Executive under certain provisions of this Agreement, in no event shall Executive be entitled to more than what is explicitly provided for hereunder, such that no duplicative payments shall be provided under this Agreement.

19. Construction. In this Agreement, unless otherwise stated, the following uses apply: (a) references to a statute shall refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time; (b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including, “ and the words “to,” “until,” and “ending on” (and the like) mean “to, but excluding”; (c) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality; (d) indications of time of day shall be based upon the time applicable to the location of the principal headquarters of the Company; (e) the words “include,” “includes,” and “including” (and the like) mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” (and the like) respectively; (f) all references to preambles, recitals, sections, and exhibits are to preambles, recitals, sections, and exhibits in or to this Agreement; (g) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” (and the like) refer to this Agreement as a whole (including exhibits); (h) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such

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document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions, or replacements thereof; (i) all words used shall be construed to be of such gender or number as the circumstances and context require; (j) the captions and headings of preambles, recitals, sections, and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions and (k) all accounting terms not specifically defined herein shall be construed in accordance with GAAP. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

20. Survival. The provisions of EXHIBIT A shall survive the termination of this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf, and Executive acknowledges understanding and acceptance of, and agrees to, the terms of this Agreement, all as of the Effective Date.

HERITAGE BANK

By:	/s/ Jeffrey J. Deuel
Print Name: Jeffrey J. Deuel
Title: President and Chief Operating Officer

EXECUTIVE

By:	/s/ Bryan McDonald
Print Name: Bryan McDonald

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EXHIBIT A

RESTRICTIVE COVENANTS

(a) Confidentiality. Executive shall hold in confidence and not directly or indirectly disclose any records, data, trade secrets, and information that are not available to the public regarding the Company and its Affiliates to third parties unless in connection with the performance of Services.

(b) Non-competition and Non-solicitation Covenants. Executive shall not, during the Restricted Period, directly or indirectly compete with the business of the Company and its Affiliates, including, without limitation, by doing any of the following in the Restricted Area:

(i) Engage or invest in, own, manage, operate, control, finance, participate in the ownership, management, operation, or control of, be employed by, associate with, or in any manner be connected with, serve as an employee, officer, or director of or consultant to, any person or entity that owns or operates a bank, savings and loan association, credit union, or similar financial institution with any office located within the Restricted Area;

(ii) Solicit or induce any employee of the Company or its Affiliates to terminate employment; or

(iii) Solicit the business of any person or entity that is a customer of the Company or its Affiliates, where Executive had personal contact with, or access to confidential information of, such person or entity.

(c) Remedies for Breach. Executive has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and Executive acknowledges that the covenants contained herein are reasonable with respect to their duration, geographical area, and scope. Executive further acknowledges that the restrictions contained in this Agreement are reasonable and necessary for the protection of the legitimate business interests of the Company, that they create no undue hardships. In the event of any violation or threatened violation of the restrictions contained in this Agreement, the Company, in addition to and not in limitation of, any other rights, remedies, or damages available to the Company under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent any such violation by Executive. shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Executive and all persons directly or indirectly acting for or with Executive, as the case may be, without any requirement that the Company or an Affiliate post bond and shall be relieved of any obligation to pay or provide any amounts or benefits pursuant to this Agreement.

EXHIBIT B

DEFINITIONS

As used in this Agreement, the terms defined in this EXHIBIT B have the meanings set forth below, or as defined in the Agreement.

(a) “Affiliate” means each business entity that, directly or indirectly, is controlled by, controls, or is under common control with, the Company, where “control” means (i) the ownership of 51% or more of the Voting Securities or other voting or equity interests of any business entity, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such business entity.

(b) “Agreement” means this employment agreement, made and entered into as of the Effective Date, by and between the Parties.

(c) “Average Incentive Bonus” means the average of Incentive Bonuses determined for the immediately preceding three completed fiscal year performance periods of the Company (including such performance periods preceding the Effective Date while employed by Washington Banking Company, as may be applicable); provided, however, that if an Incentive Bonus has not yet been determined for a previously completed fiscal year performance period as of the Termination Date, then Target Bonus shall be used with respect to such fiscal year for purposes of calculating the Average Incentive Bonus. For purposes of calculating the Average Incentive Bonus, fiscal years for which no bonus was determined to have been earned shall be included in the calculation of the three-year average. Notwithstanding anything in this definition to the contrary, for a Termination that occurs during the 12-month period beginning on the Effective Date, the highest bonus paid by Washington Banking Company for the 2011, 2012 or 2013 performance periods shall be used instead of Average Incentive Bonus.

(d) “Base Compensation” means the amount equal to the sum of (i) the greater of Executive’s then-current Annual Base Salary or Executive’s Annual Base Salary as of the date one day prior to the Change in Control, and (ii) the Average Incentive Bonus.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the first to occur of the following after the Effective Date:

(i) The acquisition in one or more transactions by any “person” (for purposes of this definition, as such term is used for purposes of Section 13(d) or 14(d) of the 1934 Act) of “beneficial ownership” (for purposes of this definition, within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 50% or more of the combined voting power of Heritage Financial Corporation’s then outstanding Voting Securities; provided, however, that for purposes of this definition, the Voting Securities acquired directly from Heritage Financial Corporation by any person shall be excluded from the determination of such person’s beneficial ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); or

(ii) During any 12-month period, the individuals who are members of the Incumbent Board cease for any reason to constitute more than 50% of the Heritage Financial Corporation Board; provided, however, that if the election, or nomination for election by Heritage Financial Corporation’s shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Heritage Financial Corporation Board; or

(iii) The consummation of a merger or consolidation involving Heritage Financial Corporation if its shareholders immediately before such merger or consolidation do not own, directly or indirectly immediately following such merger or consolidation, more than 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger or consolidation; or

(iv) The consummation of a complete liquidation or dissolution of Heritage Financial Corporation or an agreement for the sale or other disposition of all or substantially all of the assets of Heritage Financial Corporation; or

(v) Acceptance by Heritage Financial Corporation’s shareholders of shares in a share exchange if Heritage Financial Corporation’s shareholders immediately before such share exchange do not own, directly or indirectly immediately following such share exchange, more than 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such share exchange in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such share exchange.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because 50% or more of the then outstanding Voting Securities is acquired by (A) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by Heritage Financial Corporation or any of its Affiliates, or (B) any corporation that, immediately prior to such acquisition, is owned directly or indirectly by Heritage Financial Corporation’s shareholders in the same proportion as their ownership of stock in Heritage Financial Corporation immediately prior to such acquisition.

Moreover, notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person (the “Subject Person”) acquires beneficial ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by Heritage Financial Corporation that, by reducing the number of Voting Securities outstanding, increases the proportional number of shares beneficially owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by Heritage Financial Corporation, and after such share acquisition by Heritage Financial Corporation, the Subject Person becomes the beneficial owner of any additional Voting Securities that increases the percentage of the then outstanding Voting Securities beneficially owned by the Subject Person, then a Change in Control shall be deemed to have occurred.

Notwithstanding anything in this Change in Control definition to the contrary, in the event that any amount or benefit under this Agreement constitutes deferred compensation and the settlement of or distribution of such amount or benefit is to be triggered by a Change in Control, then such settlement or distribution shall be subject to the event constituting the Change in Control also constituting a “change in control event” under Code Section 409A.

(g) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(h) “Code” means the Internal Revenue Code of 1986.

(i) “Company” means Heritage Bank, a bank chartered under the laws of the State of Washington, with its main office located in Olympia, Washington.

(j) “Competitor” means a bank, savings bank, savings and loan association, credit union, or similar financial institution.

(k) “Covered Period” means the period beginning six months prior to a Change in Control and ending on the date that is 24 months after the Change in Control.

(l) “Disability” means that (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company.

(m) “Effective Date” means the “effective time” of the Merger, as such term is defined in the Merger Agreement.

(n) “Excise Tax” means the excise tax imposed under Code Section 4999.

(o) “Executive” means Bryan McDonald.

(p) “FDIA” means the Federal Deposit Insurance Act.

(q) “FDIC” means the Federal Deposit Insurance Corporation.

(r) “Good Reason” means the occurrence of any one of the following events, unless Executive agrees in writing that such event shall not constitute Good Reason:

(i) A material and adverse change in the nature, scope, or status of Executive’s position, authorities, or duties from those in effect in accordance with Section 2 immediately following the Effective Date, or if applicable and greater, immediately prior to the Covered Period;

(ii) A material reduction in Executive’s Annual Base Salary or Target Bonus, or a material reduction in Executive’s aggregate benefits or other compensation plans in effect immediately following the Effective Date, or if applicable and greater, immediately prior to the Covered Period;

(iii) Unless otherwise contemplated herein, a relocation of Executive’s primary place of employment of more than 35 miles from Executive’s primary place of employment immediately following the Effective Date (Burlington, WA or such other principal work location agreed upon by the Parties following Executive’s relocation, if applicable), or if applicable, prior to the Covered Period, or a requirement that Executive engage in travel that is materially greater than prior to the Covered Period;

(iv) The failure by an acquirer to assume this Agreement at the time of a Change in Control; or

(v) A material breach by the Company of this Agreement.

(vi) The delivery of a notice of non-renewal of this Agreement by the Company, if delivered to Executive prior to the second anniversary of the Effective Date.

Notwithstanding any provision of this Good Reason definition to the contrary, (A) prior to Executive’s Termination for Good Reason, Executive must give the Company written notice of the existence of any condition set forth in a clause immediately above within 90 days of its initial existence and the Company shall have 30 days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable, and if, during such 30-day period, the Company cures the condition giving rise to Good Reason, such condition shall not constitute Good Reason and (B) any Termination for Good Reason must occur within six months of the initial existence of the condition constituting Good Reason.

(s) “Heritage Financial Corporation Board” means the Board of Directors of Heritage Financial Corporation.

(t) “Incentive Bonus” has the meaning set forth in Section 3(b), and for purposes of determining a Severance Amount, the phrase shall include any amounts subject to Executive’s elective deferrals under a deferred compensation plan of the Company, and shall exclude any Company contributions under a deferred compensation plan.

(u) “IRS” means the United States Internal Revenue Service.

(v) “Merger” has the meaning set forth in the recitals.

(w) “Merger Agreement” has the meaning set forth in the recitals.

(x) “Minimum Benefits” means, as applicable, the following:

(i) Executive’s earned but unpaid Annual Base Salary for the period ending on the Termination Date;

(ii) Executive’s earned but unpaid Incentive Bonus, if any, for any completed fiscal year preceding the Termination Date; provided, however, that Executive shall not be entitled to any Incentive Bonus in the event of a Termination for Cause;

(iii) Executive’s accrued but unpaid vacation pay for the period ending on the Termination Date;

(iv) Executive’s unreimbursed business expenses and all other items earned and owed to Executive by the Company through and including the Termination Date, provided that all required submissions for expense reimbursement are made in accordance with the Company’s expense reimbursement policy and within 15 days following the Termination Date; and

(v) The benefits, incentives, and awards described in Section 4(h)(i).

(y) “Parties” means the Company and Executive.

(z) “Prior Employment Agreements” means all employment, change in control or similar agreements in effect prior to the Effective Date, whether or not in writing, between the Parties or between Executive and Washington Banking Company and/or Whidbey Island Bank; provided however, it is agreed and understood that agreements related to stock awards, stock options and BOLI are not Prior Employment Agreements.

(aa) “Release” means a general release and waiver substantially in the form attached hereto as Exhibit C.

(bb) “Restricted Area” means the area that encompasses a 25-mile radius from each banking or other office location of the Company and its Affiliates; provided, however, that in the event of a Change in Control, the Restricted Area shall be determined as of the date immediately preceding the Change in Control.

(cc) “Restricted Period” means during the Employment Period and a period of 12 months with respect to Section (b)(i) of Exhibit A, and a period of 18 months with respect to Sections (b)(ii) and (iii) of Exhibit A, in each case immediately following the termination of Executive’s employment for any reason, whether such termination occurs during the Employment Period or thereafter; provided, however, that, with respect to any termination that occurs during a Covered Period or within 12 months of the Effective Date, the Restricted Period, in all cases, shall be a period of 12 months; further provided, that, in the event of delivery of a notice of non-renewal of this Agreement by the Company, the Restricted Period, in all cases, shall end as of the expiration of this Agreement pursuant to such notice; further provided, that, in the event of delivery of a notice of non-renewal of this Agreement by Executive, if delivered to the Company after the second anniversary of the Effective Date and the Executive continues to be employed through the expiration of this Agreement pursuant to such notice, the Restricted Period, in all cases, shall end as of the expiration of this Agreement.

(dd) “Severance Amount” means

(i) For any Termination that occurs other than during a Covered Period, and other than during the 12-month period beginning on the Effective Date, an amount equal to 100% of Executive’s Base Compensation as of the respective Termination;

(ii) For any Termination that occurs during a Covered Period, an amount equal to 200% of Executive’s Base Compensation as of the respective Termination; or

(iii) For any Termination that occurs during the 12-month period beginning on the Effective Date, and other than during a Covered Period, an amount equal to 200% of Executive’s Base Compensation as of the respective Termination.

(ee) “Specified Employee” means any person who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by the Company based upon the 12-month period ending on each December 31st (such 12-month period is referred to below as the “identification period”). If Executive is determined to be a key employee, Executive shall be treated as a Specified Employee for purposes of this Agreement during the 12-month period that begins on the April 1 following the close of the identification period. For purposes of determining whether Executive is a key employee, “compensation” means Executive’s W-2 compensation as reported by the Company for a particular calendar year.

(ff) “Target Bonus” means the target Incentive Bonus for the applicable fiscal year performance period, if one is used, and if not, the Target Bonus shall be determined based upon the mid-point between the maximum Incentive Bonus and the threshold Incentive Bonus for the applicable fiscal year performance period, with the threshold bonus based upon the first level of performance for which some amount of Incentive Bonus would be payable.

(gg) “Termination” means a termination of Executive’s employment with the Company and all Affiliates during the Employment Period either:

(i) By the Company, other than (A) a Termination for Cause or (B) a termination as a result of Executive’s death or Disability; or

(ii) By Executive for Good Reason.

(hh) “Termination Date” means the date of termination (whether or not such termination constitutes a “Termination”) of Executive’s employment with the Company and all Affiliates.

(ii) “Termination for Cause” means a termination of Executive’s employment by the Company as a result of any of the following (in each case as determined by the Board):

(i) Executive’s willful and continuing failure to perform Executive’s obligations hereunder, which failure is not remedied within five business days after receipt of written notice of such failure from the Company;

(ii) Executive’s conviction of, or plea of nolo contendere to, a crime of embezzlement or fraud or any felony under the laws of the United States or any state thereof;

(iii) Executive’s breach of fiduciary responsibility;

(iv) An act of dishonesty by Executive that is materially injurious to the Company or an Affiliate;

(v) Executive’s engagement in one or more unsafe or unsound banking practices that have a material adverse effect on the Company or an Affiliate;

(vi) Executive’s removal or permanent suspension from banking pursuant to Section 8(e) of the FDIA or any other applicable state or federal law;

(vii) A material breach by Executive of this Agreement;

(viii) An act or omission by Executive that leads to a material harm (financial or reputational) to the Company or an Affiliate in the community; or

(ix) A material breach of Company policies as may be in effect from time to time.

Further, a Termination for Cause, pursuant to clauses (ii), (iii), (iv), and (v) of this section, shall be deemed to have occurred if, after the termination of Executive’s employment with the Company and any Affiliate, facts and circumstances arising during the course of such employment are discovered that would have warranted a Termination for Cause.

Further, with respect to clauses (i), (vii), (viii), and (ix) of this definition, Executive shall be entitled to at least 30 days’ prior written notice of the Company’s intention to terminate Executive’s employment in a Termination for Cause, which notice shall specify the grounds for the Termination for Cause; and Executive shall be provided a reasonable opportunity to cure any conduct or act, if curable, alleged as grounds for the Termination for Cause, and a reasonable opportunity to present to the Board Executive’s position regarding any dispute relating to the existence of any grounds for Termination for Cause.

Further, all rights Executive has or may have under this Agreement shall be suspended automatically during (A) the pendency of any investigation by the Board or its designee (provided that any such suspension shall not exceed 60 days, except as set forth in clause (B)), or (B) any negotiations between the Board or its designee and Executive regarding any actual or alleged act or omission by Executive of the type that would warrant a Termination for Cause (provided that any passage of time during such negotiations shall not be counted for purposes of the 60-day limit set forth in clause (A)), and any such suspension shall not give rise to a claim of Good Reason by Executive.

EXHIBIT C

AGREEMENT AND RELEASE AND WAIVER

This AGREEMENT AND RELEASE (“Agreement”) is made and entered into by and between HERITAGE BANK (the “Company”) and [            ] (“Executive”).

WHEREAS, Executive and the Company desire to settle fully and amicably all issues between them, including any issues arising out of Executive’s employment with the Company and the termination of that employment; and

WHEREAS, Executive and the Company are parties to that certain Employment Agreement, made and entered into as of [            ], as amended (the “Employment Agreement”).

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, Executive and the Company (collectively, the “Parties” and, individually, each a “Party”), intending to be legally bound, hereby agree as follows:

1. Termination of Employment. Executive’s employment with the Company shall terminate effective as of the close of business on [            ] (the “Termination Date”).

2. Compensation and Benefits. Subject to the terms of this Agreement, the Company shall compensate Executive under this Agreement as follows (collectively, the “Severance Payments”):

(a) Severance Amount. [            ].

(b) Accrued Salary and Vacation. Executive shall be entitled to a lump sum payment in an amount equal to Executive’s earned but unpaid annual base salary and vacation pay for the period ending on the Termination Date, with such payment to be made on the first payroll date following the Termination Date.

(c) COBRA Benefits. [            ].

(d) Executive Acknowledgement. Executive acknowledges that, subject to fulfillment of all obligations provided for herein, Executive has been fully compensated by the Company, including under all applicable laws, and that nothing further is owed to Executive with respect to wages, bonuses, severance, other compensation, or benefits. Executive further acknowledges that the Severance Payments (other than (b) above) are consideration for Executive’s promises contained in this Agreement, and that the Severance Payments are above and beyond any wages, bonuses, severance, other compensation, or benefits to which Executive is entitled from the Company under the terms of Executive’s employment or under any other contract or law that Executive would be entitled to absent execution of this Agreement.

(e) Withholding. The Severance Payments shall be treated as wages and subject to all taxes and other payroll deductions required by law.

3. Termination of Benefits. Except as provided in Section 2 above or as may be required by law, Executive’s participation in all employee benefit (pension and welfare) and compensation plans of the Company shall cease as of the Termination Date. Nothing contained herein shall limit or otherwise impair Executive’s right to receive pension or similar benefit payments that are vested as of the Termination Date under any applicable tax-qualified pension or other plans, pursuant to the terms of the applicable plan.

4. Release of Claims and Waiver of Rights. Executive, on Executive’s own behalf and that of Executive’s heirs, executors, attorneys, administrators, successors, and assigns, fully releases and discharges the Company, its predecessors, successors, parents, subsidiaries, affiliates, and assigns, and its and their directors, officers, trustees, employees, and agents, both in their individual and official capacities, and the current and former trustees and administrators of each retirement and other benefit plan applicable to the employees and former employees of the Company, both in their official and individual capacities (the “Releasees”) from all liability, claims, demands, and actions Executive now has, may have had, or may ever have, whether currently known or unknown, as of or prior to Executive’s execution of this Agreement (the “Release”), including liability claims, demands, and actions:

(a) Arising from or relating to Executive’s employment or other association with the Company, or the termination of such employment,

(b)	Relating to wages, bonuses, other compensation, or benefits,

(c)	Relating to any employment or change in control contract,

(d)	Relating to any employment law, including

(i)	The United States and State of Washington Constitutions,

(ii)	The Civil Rights Act of 1964,

(iii)	The Civil Rights Act of 1991,

(iv)	The Equal Pay Act,

(v)	The Employee Retirement Income Security Act of 1974,

(vi)	The Age Discrimination in Employment Act (the “ADEA”),

(vii)	The Americans with Disabilities Act,

(viii)	Executive Order 11246, and

(ix)	Any other federal, state, or local statute, ordinance, or regulation relating to employment,

(e)	Relating to any right of payment for disability,

(f)	Relating to any statutory or contractual right of payment, and

(g) For relief on the basis of any alleged tort or breach of contract under the common law of the State of Washington or any other state, including defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, and negligence.

Executive acknowledges that Executive is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, actions, and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge. Executive waives, surrenders, and shall forego any protection to which Executive would otherwise be entitled by virtue of the existence of any such statutes in any jurisdiction, including the State of Washington.

5. Exclusions from General Release. Excluded from the Release are any claims or rights that cannot be waived by law, as well as Executive’s right to file a charge with an administrative agency or participate in any agency investigation. Executive is, however, waiving the right to recover any money in connection with a charge or investigation. Executive is also waiving the right to recover any money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.

6. Covenant Not to Sue.

(a) A “covenant not to sue” is a legal term that means Executive promises not to file a lawsuit in court. It is different from the release of claims and waiver of rights contained in Section 4 above. Besides waiving and releasing the claims covered by Section 4 above, Executive shall never sue the Releasees in any forum for any reason covered by the Release. Notwithstanding this covenant not to sue, Executive may bring a claim against the Company to enforce this Agreement, to challenge the validity of this Agreement under the ADEA or for any claim that arises after execution of this Agreement. If Executive sues any of the Releasees in violation of this Agreement, Executive shall be liable to them for their reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other litigation costs incurred in defending against Executive’s suit. In addition, if Executive sues any of the Releasees in violation of this Agreement, the Company can require Executive to return all but a sum of $100 of the Severance Payments, which sum is, by itself, adequate consideration for the promises and covenants in this Agreement. In that event, the Company shall have no obligation to make any further Severance Payments.

(b) If Executive has previously filed any lawsuit against any of the Releasees, Executive shall immediately take all necessary steps and execute all necessary documents to withdraw or dismiss such lawsuit to the extent Executive’s agreement to withdraw, dismiss, or not file a lawsuit would not be a violation of any applicable law or regulation.

7. Representations by Executive. Executive warrants that Executive is legally competent to execute this Agreement and that Executive has not relied on any statements or explanations made by the Company or its attorneys. Executive acknowledges that Executive has been afforded the opportunity to be advised by legal counsel regarding the terms of this Agreement, including the Release. Executive acknowledges that Executive has been offered at least 21 days to consider this Agreement. After being so advised, and without coercion of any kind, Executive freely, knowingly, and voluntarily enters into this Agreement. Executive acknowledges that Executive may revoke this Agreement within seven days after

Executive has signed this Agreement and acknowledges understanding that this Agreement shall not become effective or enforceable until seven days after Executive has signed this Agreement (the “Effective Date”), as evidenced by the date set forth below Executive’s signature on the signature page hereto. Any revocation must be in writing and directed to [            ]. If sent by mail, any revocation must be postmarked within the seven-day period described above and sent by certified mail, return receipt requested.

8. Restrictive Covenants. [Section _] of the Employment Agreement (entitled “Restrictive Covenants”), shall continue in full force and effect as if fully restated herein.

9. Non-Disparagement. Executive shall not engage in any disparagement or vilification of the Releasees, and shall refrain from making any false, negative, critical, or disparaging statements, implied or expressed, concerning the Releasees, including regarding management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. Executive shall do nothing that would damage the Company’s business reputation or goodwill.

10. Company Property.

(a) Executive shall return to the Company all information, property, and supplies belonging to the Company or any of its affiliates, including any confidential or proprietary information, Company autos, keys (for equipment or facilities), laptop computers and related equipment, cellular phones, smart phones or PDAs (including SIM cards), security cards, corporate credit cards, and the originals and all copies of all files, materials, and documents (whether in tangible or electronic form) containing confidential or proprietary information or relating to the business of the Company or any of its affiliates.

(b) Executive shall not, at any time on or after the Termination Date, directly or indirectly use, access, or in any way alter or modify any of the databases, e-mail systems, software, computer systems, or hardware or other electronic, computerized, or technological systems of the Company or any of its affiliates. Executive acknowledges that any such conduct by Executive would be illegal and would subject Executive to legal action by the Company, including claims for damages and/or appropriate injunctive relief.

11. No Admissions. The Company denies that the Company or any of its affiliates, or any of their employees or agents, has taken any improper action against Executive, and this Agreement shall not be admissible in any proceeding as evidence of improper action by the Company or any of its affiliates or any of their employees or agents.

12. Confidentiality of Agreement. Executive shall keep the existence and the terms of this Agreement confidential, except for Executive’s immediate family members and Executive’s legal and tax advisors in connection with services related hereto and except as may be required by law or in connection with the preparation of tax returns.

13. Non-Waiver. The Company’s waiver of a breach of this Agreement by Executive shall not be construed or operate as a waiver of any subsequent breach by Executive of the same or of any other provision of this Agreement.

14. Applicable Law; Mandatory Arbitration and Equitable Relief. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by Sections 9 and 10 of the Employment Agreement as if restated herein in their entirety.

15. Legal Fees. In the event that either Party commences mediation, arbitration, or litigation to enforce or protect such Party’s rights under this Agreement, the prevailing Party in any such action shall be entitled to recover reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other costs relating to such action, in addition to all other entitled relief, including damages and injunctive relief.

16. Entire Agreement. This Agreement sets forth the entire agreement of the Parties regarding the subject matter hereof, and shall be final and binding as to all claims that have been or could have been advanced on behalf of Executive pursuant to any claim arising out of or related in any way to Executive’s employment with the Company and the termination of that employment.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

18. Successors. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns.

19. Enforcement. The provisions of this Agreement shall be regarded as divisible and separable and if any provision should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. If the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and Executive hereby consents that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement. In addition, Executive stipulates that breach by Executive of restrictions and requirements under this Agreement will cause irreparable damage to the Releasees in the case of Executive’s breach and that the Company would not have entered into this Agreement without Executive binding Executive to these restrictions and requirements. In the event of Executive’s breach of this Agreement, in addition to any other remedies the Company may have, and without bond and without prejudice to any other rights and remedies that the Company may have for Executive’s breach of this Agreement, the Company shall be relieved of any obligation to provide Severance Payments and shall be entitled to an injunction to prevent or restrain any such violation by Executive and all persons directly or indirectly acting for or with Executive. Executive stipulates that the restrictive period for which the Company is entitled to an injunction shall be extended in for a period that equals the time period during which Executive is or has been in violation of the restrictions contained herein.

20. Construction. In this Agreement, unless otherwise stated, the following uses apply: (a) references to a statute shall refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time; (b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including, “ and the words “to,” “until,” and “ending on” (and the like) mean “to, but excluding”; (c) references to a governmental or quasi-governmental agency, authority, or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality; (d) indications of time of day shall be based upon the time applicable to the location of the principal headquarters of the Company; (e) the words “include,” “includes,” and “including” (and the like) mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” (and the like) respectively; (f) all references to preambles, recitals, sections, and exhibits are to preambles, recitals, sections, and exhibits in or to this Agreement; (g) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” (and the like) refer to this Agreement as a whole (including exhibits); (h) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions, or replacements thereof; (i) all words used shall be construed to be of such gender or number as the circumstances and context require; (j) the captions and headings of preambles, recitals, sections, and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (k) all accounting terms not specifically defined herein shall be construed in accordance with GAAP.

21. Future Cooperation. In connection with any and all claims, disputes, negotiations, governmental, internal or other investigations, lawsuits, or administrative proceedings (the “Legal Matters”) involving the Company or any affiliate, or any of their current or former officers, employees or board members (collectively, the “Disputing Parties” and, individually, each a “Disputing Party”), Executive shall make himself reasonably available, upon reasonable notice from the Company and without the necessity of subpoena, to provide information and documents, provide declarations and statements regarding a Disputing Party, meet with attorneys and other representatives of a Disputing Party, prepare for and give depositions and testimony, and otherwise cooperate in the investigation, defense, and prosecution of any and all such Legal Matters, as may, in the good faith and judgment of the Company, be reasonably requested. The Company shall consult with Executive and make reasonable efforts to schedule such assistance so as not to materially disrupt Executive’s business and personal affairs. The Company shall reimburse all reasonable expenses incurred by Executive in connection with such assistance, including travel, meals, rental car, and hotel expenses, if any; provided such expenses are approved in advance by the Company and are documented in a manner consistent with expense reporting policies of the Company as may be in effect from time to time.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the dates set forth below their respective signatures below.

HERITAGE BANK		EXECUTIVE

By:
	[Name]	[Name]
[Title]

Date:	Date: